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                                                                       Exhibit 2
                                                                  EXECUTION COPY


                                OPTION AGREEMENT


                  THIS OPTION AGREEMENT (the "OPTION AGREEMENT") is entered into as of June 22, 1999, by and between AboveNet Communications Inc., a Delaware corporation (the "COMPANY"), and Metromedia Fiber Network, Inc., a Delaware corporation (the "GRANTEE").

                                    RECITALS

                  WHEREAS, the Grantee, Magellan Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Grantee ("MERGER SUB"), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "MERGER AGREEMENT"), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the "MERGER"); and

                  WHEREAS, as a condition to the willingness of the Grantee to enter into the Merger Agreement, the Grantee has required that the Company enter into, and in order to induce the Grantee to enter into the Merger Agreement, the Company desires to enter into, this Option Agreement;

                  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained in this Option Agreement, the parties to this Option Agreement, intending to be legally bound, agree as follows:

                        1. CERTAIN DEFINITIONS. Capitalized terms used but not defined in this Option Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

                        2. GRANT OF OPTION. Subject to the terms of this Option Agreement, the Company hereby grants to the Grantee an irrevocable option (the "OPTION") to purchase, out of the authorized but unissued shares of Company Common Stock 6,875,560, shares of Company Common Stock (as adjusted as set forth herein, the "OPTION SHARES") as of the first date, if any, upon which an Exercise Event (as defined in Section 4(b) of this Option Agreement) occurs, at a price per Option Share equal to $49.9375 per share (as adjusted as set forth herein, the "EXERCISE PRICE"). The number of shares of Company Common Stock that may be received upon exercise of the Option and the Exercise Price are subject to adjustment as set forth herein.

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                        3. TERM. The Option shall terminate on the earliest of:

                           (a) the Effective Time of the Merger as contemplated
by the Merger Agreement;

                           (b) the termination of the Merger Agreement other
than under circumstances which constitute (or upon satisfaction of the conditions to payment of the Termination Amount set forth in the proviso of
Section 7.5(b) of the Merger Agreement would constitute) an Exercise Event under this Agreement; or

                           (c) the occurrence of the date which is twelve (12)
months after termination of the Merger Agreement under circumstances which constitute, or which, if the conditions to payment of the Termination Amount set forth in the proviso of Section 7.5(b) of the Merger Agreement were satisfied, would constitute an Exercise Event under this Agreement (the expiration date of the Option is referred to herein as the "TERMINATION DATE"); PROVIDED, HOWEVER, that with respect to clause (c) of this sentence, if the Option cannot be exercised on such first anniversary by reason of any applicable law, regulation, order, judgment, decree or other legal impediment, then the Termination Date shall be extended until the date 10 days after the date on which such impediment is removed. The rights and obligations set forth in Sections 9 and 10 of this Option Agreement shall not terminate on the Termination Date, but shall extend to such time as is provided in those Sections.

                        4. EXERCISE OF OPTION.

                           (a) The Grantee may exercise the Option, in whole or
in part, at any time and from time to time on or before the Termination Date following the occurrence of an Exercise Event. Notwithstanding the occurrence of the Termination Date, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the Termination Date.

                           (b) As used herein, an "EXERCISE EVENT" shall mean
the occurrence of any event as a result of which the Merger Agreement has terminated and Grantee is entitled to receive the Termination Amount pursuant to
Section 7.5(b) of the Merger Agreement.

                           (c) In the event the Grantee wishes to exercise the
Option with respect to any Option Shares, the Grantee shall send to the Company a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying: (i) the number of Option Shares that the Grantee will purchase; (ii) the place in New York, New York at which such Option Shares are to be purchased; and (iii) the date on which such Option Shares are to be purchased, which shall not be earlier than three business days nor later than 20 business days after the Notice Date. The closing of the purchase of such Option

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Shares (the "CLOSING") shall take place at the place specified in such written notice and on the date specified in such written notice (the "CLOSING DATE"); PROVIDED, HOWEVER, that: (i) if such purchase cannot be consummated by reason of any applicable law, regulation, order, judgment, decree or other legal impediment, the Closing Date may be extended by the Grantee to a date not more than 10 days after the date on which such impediment is removed; and (ii) if prior notification to or approval of any governmental authority is required (or if any waiting period must expire or be terminated) in connection with such purchase, the Grantee shall promptly cause to be filed the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with the Grantee in the filing of any such notice or application required to be filed by the Grantee and the obtaining of any such approval required to be obtained by the Grantee), and the Closing Date may be extended by the Grantee to a date not more than 10 days after the date on which any required notification has been made, approval has been obtained or waiting period has expired or been terminated.

                           (d) Notwithstanding Section 4(c) of this Option
Agreement, so long as the Company shall have complied in all material respects with all of its obligations under this Option Agreement, no Closing Date shall be more than 6 months after the related Notice Date, and, if the Closing Date shall not have occurred within 6 months after the related Notice Date, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

                           (e) Notwithstanding anything else herein to the
contrary, any exercise of the Option and any purchase of Option Shares shall be subject to (x) compliance with applicable laws and regulations, which may, among other things, prohibit the purchase of all or a portion of the Option Shares without first obtaining or making certain consents, approvals, orders, notifications or authorizations, and (y) the absence of any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such exercise or purchase.

                        5. PAYMENT AND DELIVERY OF CERTIFICATES.

                           (a) On each Closing Date, the Grantee shall pay to
the Company by wire transfer in immediately available funds to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

                           (b) At each Closing, simultaneously with the delivery
of immediately available funds as provided in Section 5(a) of this Option Agreement, the Company shall deliver to the Grantee or its designee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, security interests, charges or other encumbrances (collectively, the "ENCUMBRANCES") other than Encumbrances under applicable law.

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                           (c) Certificates for the Option Shares delivered at
each Closing shall be endorsed with a restrictive legend (in addition to any legend required under applicable state securities laws) that shall read substantially as follows:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER OR SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

         IN ADDITION, THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE TERMS OF AN OPTION AGREEMENT DATED AS OF JUNE 22, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

A new certificate or certificates evidencing the same number of shares of Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear the first paragraph of such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the Staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

                        6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

                           (a) In the event of any change in the Company Common
Stock issued and outstanding by reason of a distribution, reclassification stock dividend, split-up (including a reverse stock split), combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received upon exercise of the Option if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Company Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the first sentence

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of this Section 6(a)), the number of shares of Company Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with any shares theretofore issued pursuant to the Option, equals 19.9% of the number of shares of Company Common Stock then issued and outstanding.

                           (b) Without limiting the parties' relative rights and
obligations under the Merger Agreement, if the Company shall enter into an agreement (i) to consolidate, exchange, shares or merge with any person (as defined in the Merger Agreement), other than the Grantee or one of the Grantee's subsidiaries, and, in the case of a merger, shall not be the continuing or surviving corporation, (ii) to permit any person, other than the Grantee or one of the Grantee's subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger, or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's subsidiaries, then, and in each such case, proper provision shall be made in the agreement governing such transactions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee upon exercise of the Option if the Grantee had exercised this Option immediately prior to such transaction or the record date for determining the stockholders entitled to participate therein, as appropriate.

                           (c) The provisions of Sections 7, 9 and 10 of this
Option Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

                        7. REPURCHASE OPTIONS.

                           (a) At any time on or prior to the Termination Date,
at the request of the Grantee made at any time after the first Exercise Event and ending on the first anniversary thereof (the "PUT PERIOD"), the Company (or any successor thereto) shall repurchase from the Grantee that portion of the Option that then remains unexercised. The date on which the Grantee exercises its rights under this Section 7 is referred to as the "GRANTEE REQUEST DATE." Such repurchase shall be at an aggregate price (the "REPURCHASE CONSIDERATION") equal to the excess, if any, of (x) the Applicable Price for each share of Company Common Stock that remains subject to the Option over (y) the Exercise Price (subject to adjustment pursuant to Section 6 of this Option Agreement), multiplied by the number of Option Shares as to which the Option

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has not been exercised, except that in no event shall the Company be required to pay to the Grantee pursuant to this Section 7(a) an amount exceeding the product of (x) $1.00 and (y) such number of shares of Company Common Stock that remain subject to the Option.

                           (b) If the Grantee exercises its rights under this
Section 7, the Company shall, within five business days after the Grantee Request Date, pay the Repurchase Consideration to the Grantee by wire transfer in immediately available funds, and the Grantee shall surrender to the Company the Option.

                           (c) For purposes of this Option Agreement, the
"APPLICABLE PRICE" means the average closing sales price per share of Company Common Stock as quoted on NASDAQ/NMS (or if Company Common Stock is not quoted on NASDAQ/NMS, the average closing sales price per share as quoted on any other market comprising a part of NASDAQ/NMS or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by The Wall Street Journal (Northeast edition) or, if not reported thereby, any other authoritative source) during the 20 trading days preceding the Grantee Request Date.

                           (d) Notwithstanding anything else herein to the
contrary, any exercise by the Grantee of its rights under this Section 7 and any compliance by the Company with its repurchase obligations hereunder shall be subject to (x) compliance with applicable laws and regulations, which may, among other things, prohibit such exercise or such repurchase of all or a portion of the Option without first obtaining or making certain consents, approvals, orders, notifications or authorizations, and (y) the absence of any preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such exercise or repurchase.

                           (e) In the event that the Grantee notifies the
Company of its intention to exercise the Option pursuant to Section 4 hereof, the Company may require the Grantee, upon the delivery to Grantee of written notice during the period beginning on the Notice Date and ending one day prior to the applicable Closing Date, to sell to the Company the Option Shares acquired by the Grantee pursuant to such exercise of the Option at a purchase price per share for such sale equal to the Exercise Price plus $1.00. The closing of any repurchase of Option Shares pursuant to this Section 7(e) shall take place immediately following the consummation of the sale of the Option Shares to the Grantee on the applicable Closing Date at the time and location agreed upon for such Closing Date.

                        8. REPRESENTATIONS AND WARRANTIES.

                           (a) The Company hereby represents and warrants to the
Grantee that the Company has taken all necessary action to authorize and reserve for

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issuance and subject to applicable law to permit it to issue, and at all times from the date of this Option Agreement through the Termination Date will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Company Common Stock for issuance upon exercise of the Option, each of which, upon issuance pursuant to this Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Encumbrances other than Encumbrances under applicable law.

                           (b) The Grantee hereby represents and warrants to the
Company that the Grantee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law. Neither the Option nor any of the Option Shares will be offered sold, pledged, or otherwise transferred except in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act, and in compliance with the terms of this Option Agreement.

                        9. REGISTRATION RIGHTS.

                           (a) The Company shall, if requested by the Grantee at
any time and from time to time within two years of the first exercise of the Option (the "REGISTRATION PERIOD"), as expeditiously as reasonably practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act in order to permit the offering, sale and delivery or other disposition of any or all shares of Company Common Stock or other securities, as appropriate, that have been acquired by or are issuable to the Grantee upon exercise of the Option pursuant to a bona fide firm commitment underwritten public offering in which the Grantee and the underwriters shall effect as wide a distribution of such shares as is reasonably practicable and the Company shall use all reasonable commercial efforts to qualify such shares or other securities under any applicable state securities or "blue sky" laws (except that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision); PROVIDED, HOWEVER, that any such registration request must relate to a number of shares of Company Common Stock equal to at least 25% of the total Option Shares and that any rights to require registration hereunder shall terminate with respect to any Shares that may be sold pursuant to rule 144(k) under the Securities Act. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Company shall use all reasonable commercial efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration effective for such period not in excess of 120 days from the day such registration statement first becomes effective as may be as reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of the

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Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would be materially detrimental to the Company, or the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement, or the Company determines, in its reasonable judgment, that such registration would interfere in any material respect with any financing, acquisition or other material transaction involving the Company. For purposes of determining whether two requests have been made under this Section 9, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of at least 50% of the shares covered thereby in the manner contemplated therein shall be counted.

                           (b) All fees and expenses associated with the
preparation and filing of any such registration statement pursuant to this
Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("REGISTRATION EXPENSES"), shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and expenses of Grantee's counsel; PROVIDED, HOWEVER, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; AND PROVIDED FURTHER that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration.

                           (c) All of the Grantee's rights under this Section 9
are subject to the condition that the Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery or other disposition of Company Common Stock for cash for its own account or for the account of any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 9, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock or other securities, as appropriate, requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall include in such registration, to the extent of the number of shares which the Company is so advised can be sold in (or during the time of) such offering, FIRST, all securities proposed to be sold by the Company for its own account, or, in the case of a secondary offering made pursuant to demand registration rights granted to any person other than the Company, all shares intended to be included therein by such person; SECOND all securities, if any, proposed by the Company to be sold for the account of certain holders of shares of Company Common Stock pursuant to the exercise of their piggyback registration rights under agreements or other arrangements in effect on the date hereof; THIRD, all shares or securities requested to be included in such registration by Grantee under this Agreement; and FOURTH, all securities of the Company to be sold for the account of any other person. In connection with any offering, sale and delivery or other disposition of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

                        10. PROFIT LIMITATION. Notwithstanding any provision to the contrary contained in this Option Agreement or the Merger Agreement, the Grantee may not exercise its rights pursuant to this Option Agreement or Section 7.5(b) of the Merger Agreement in a manner that would result in a cash payment to the Grantee of an aggregate amount under this Option Agreement (the "Option Buyout Amount") and under Section 7.5(b) of the Merger Agreement of more than the sum of (a) the aggregate Exercise Price paid by the Grantee for any Option Shares as to which the Option has theretofore been exercised, plus (b) $50,000,000. To the extent that any amount is paid by the Company to the Grantee pursuant to this Option Agreement or Section 7.5(b) of the Merger Agreement, the Termination Amount payable pursuant to Section 7.5(b) of the Merger Agreement or the Option Buyout Amount shall be reduced appropriately so that the aggregate amount payable by the Company under this Option Agreement and Section 7.5(b) of the Merger Agreement (exclusive of Parent Expenses) shall not exceed such sum.

                        11. LISTING. If at the time of the occurrence of an Exercise Event the Company Common Stock is (or any other securities subject to the Option are) then listed on NASDAQ/NMS or on any other market or exchange, the Company, upon the occurrence of an Exercise Event, shall promptly file an application to list on NASDAQ/NMS and if not then listed on NASDAQ/NMS on such other market or exchange the shares of the Company Common Stock or other securities then subject to the Option, and shall use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

                        12. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, the Company will execute and deliver a new Option Agreement of like tenor and date.

                        13. TRANSFERS.

                            The Option Shares may not be sold, assigned,
transferred or otherwise disposed of except pursuant to (i) Section 7(e) hereof,
(ii) in an underwritten offering pursuant to Section 8 hereof, or (iii) to any purchaser or transferee who would not, to the knowledge of the Grantee, after due inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 4.9% of the then-outstanding voting power of the Company, except that the Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Company's board of directors (which majority shall include a majority of directors who were directors on the date hereof).

                        14. MISCELLANEOUS.

                           (a) EXTENSION; WAIVER. At any time prior to the
Termination Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Option Agreement, no action taken pursuant to this Option Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained in this Option Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                           (b) AMENDMENT AND MODIFICATION. Subject to applicable
law, this Option Agreement may be amended, modified and supplemented, or provisions hereof waived, in writing by the parties hereto in any and all respects before the Termination Date, by action taken by the respective Boards of Directors of the Company or the Grantee or by the respective officers authorized by such Boards of Directors. This Option Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                           (c) FURTHER ACTIONS. Each of the parties hereto
agrees that, subject to its legal obligations, it will use its reasonable efforts to do all things reasonably necessary to consummate the transactions contemplated hereby.

                           (d) NON-EXCLUSIVITY. The rights and remedies of the
Grantee under this Option Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights, remedies, obligations and liabilities of each of the Grantee and the

Company under this Option Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. The covenants and obligations of the Company set forth in this Option Agreement shall be construed as independent of any other agreement or arrangement between the Company, on the one hand, and the Grantee, on the other. The existence of any claim or cause of action by the Company against the Grantee shall not constitute a defense to the enforcement of any of such covenants or obligations against the Company.

                           (e) COUNTERPARTS. This Option Agreement may be
executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                           (f) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

                               (i) THIS OPTION AGREEMENT SHALL BE DEEMED TO BE
MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES. The parties irrevocably submit to the jurisdiction of the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Option Agreement and of the documents referred to in this Option Agreement, and in respect of the transactions contemplated by this Option Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Option Agreement or of any such document, that it is not subject to this Option Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 14(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                               (ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OPTION

AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS OPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(f).

                           (g) NOTICES. Any notice, request, instruction or
other document to be given hereunder by any party to the others shall be in writing and delivered personally, sent by reputable overnight courier, sent by registered or certified mail, postage prepaid, or by facsimile.

                  IF TO THE GRANTEE:

                  Metromedia Fiber Network, Inc.
                  1 North Lexington Avenue
                  White Plains, NY  10601
                  Attention:  Howard Finkelstein
                  Fax:  (914) 421-6777

                  WITH COPIES TO:

                  Metromedia Company
                  One Meadowlands Plaza
                  East Rutherford, NJ  07073-2137
                  Attention:  Arnold L. Wadler, Esq.
                  Fax:  (201) 531-2803

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Attention:  Douglas A. Cifu, Esq.
                  Fax:  (212) 757-3990

                  IF TO THE COMPANY:

                  AboveNet Communications Inc.
                  50 W. San Fernando Street, Suite #1010
                  San Jose, CA  95113
                  Attention: Sherman Tuan
                  Fax: (408) 367-6800


                  WITH COPIES TO:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  300 South Grand Avenue
                  Los Angeles, California  90071
                  Attention:  Nicholas P. Saggese, Esq.
                  Fax:  213-687-7804

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

                           (h) ENTIRE AGREEMENT. This Option Agreement, the
Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith other than Exhibit
D), the Confidentiality Agreement and the other documents referred to herein or delivered pursuant hereto collectively constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Option Agreement.

                           (i) NO THIRD PARTY BENEFICIARIES. This Option
Agreement is not intended to confer upon any person other than the parties to this Option Agreement any rights or remedies under this Option Agreement.

                           (j) SEVERABILITY. The provisions of this Option
Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Option Agreement. If any provision of this Option Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Option Agreement and the application of the provision to other persons or circumstances shall not be affect by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

                           (k) INTERPRETATION. The headings in this Option
Agreement are for convenience of reference only, do not constitute part of this Option Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Option Agreement. Where a reference in this Option Agreement is made to a Section, that reference shall be to a section of this Option Agreement unless otherwise indicated. Wherever the words "include," "includes" or "including" are used in this Option Agreement, they shall be deemed to be followed by the words "without limitation."

                           (l) ASSIGNMENT. This Option Agreement and the Option
shall not be assignable or delegated in whole or in part by operation of law or otherwise. Any assignment, transfer or delegation shall be null and void.

                           (m) SPECIFIC PERFORMANCE. The parties to this Option
Agreement agree that irreparable damage would occur in the event that any of the provisions of this Option Agreement were nor performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the terms and provisions of this Option Agreement in any court of the United States or any state court in each case in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, the Company and the Grantee have caused this Option Agreement to be signed by their respective officers thereupon duly authorized, all as of the day and year first written above.


                                 ABOVENET COMMUNICATIONS INC.


                                 By:   /s/ Sherman Tuan
                                    ------------------------------------
                                    Name: Sherman Tuan
                                    Title: Chief Executive Officer and Chairman


                                 METROMEDIA FIBER NETWORK, INC.


                                 By:    /s/ Howard Finkelstein
                                    ------------------------------------
                                    Name: Howard Finkelstein
                                    Title: President